Exhibit 10.2

CVRx, Inc.

Restricted Stock Unit Agreement

(CFO Inducement Grant)

CVRx, Inc. (the “Company”) hereby grants an Award of Restricted Stock Units (“RSUs”) to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages. This RSU award is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s 2021 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”). However, for convenience purposes, unless otherwise defined herein, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan. This RSU Award is an inducement material to the Participant’s entry into employment within the meaning of Nasdaq Listing Rule 5635(c)(4).

Name of Participant: John Landry
Number of Restricted Stock Units: 41,433	Grant Date: November 9, 2026
Vesting Schedule:
Scheduled Vesting Dates	Number of Restricted Stock Units that Vest
Vests as to 25% of the shares on October 12, 2027 and each annual anniversary thereafter

Mandatory Sell to Cover Withholding Taxes. You understand that as a condition to acceptance of this Award, to the fullest extent permitted under the Plan, Section 8 of the Terms and Conditions to this Restricted Stock Unit Agreement and applicable law, withholding taxes and other tax related items will be satisfied through the sale of a number of the Shares of Stock issued on the settlement of vested Restricted Stock Units and the remittance of the cash proceeds to the Company. The Company is authorized and directed by you to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of Shares to cover withholding taxes and tax related items is imposed by the Company on you in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

By evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

CVRx, Inc.:

By: Kevin Hykes

Title: President & Chief Executive Officer

RSU Agreement (CFO Inducement Grant)	Page 1

CVRx, Inc.

Restricted Stock Unit Agreement

(CFO Inducement Grant)

Terms and Conditions

1.             Grant of Restricted Stock Units. Each RSU represents the right to receive one Share of the Company’s common stock.

2.             Restrictions Applicable to RSUs. Neither this Award nor the RSUs subject to this Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than (i) a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, (ii) pursuant to a domestic relations order, or (iii) with the prior written approval of the Company, by gift to a ”family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act of 1933, as amended. Following any such transfer, this Award shall continue to be subject to the same terms and conditions that were applicable to this Award immediately prior to its transfer. Any attempted transfer in violation of this Section 2 shall be void and without effect. The RSUs and your right to receive Shares in settlement of the RSUs under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3.             No Stockholder Rights. The RSUs subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a stockholder of the Company in connection with the grant of RSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the RSUs as provided in Section 6.

4.             Vesting of RSUs. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which RSUs subject to this Agreement vest as provided in this Section 4.

(a)            Scheduled Vesting. If you remain a Service Provider continuously from the Grant Date specified on the cover page of this Agreement, then the RSUs will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b)            Accelerated Vesting. The vesting of outstanding RSUs will be accelerated or continued under the circumstances provided below:

(1)            Death or Disability. If your Service terminates prior to the final Scheduled Vesting Date due to your death or Disability, then all of your unvested RSUs shall vest in full as of such termination date.

(2)            Change in Control.

(A)            If and to the extent this Award is continued, assumed or replaced in connection with a Change in Control, and if during the three months preceding or eighteen months after such Change in Control you experience an involuntary termination of Service for reasons other than Cause (as defined in your written employment agreement with the Company) (the “Employment Agreement”) or you terminate your Service due to Constructive Discharge (as defined in the Employment Agreement), then this Award (or any replacement award) shall immediately vest in full.

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(B)            Vesting of the RSUs may be accelerated under the circumstances described in Sections 12(b) and 12(c) of the Plan.

5.             Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a Service Provider prior to a Scheduled Vesting Date, you will forfeit all unvested RSUs.

6.             Settlement of RSUs. After any RSUs vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date) and after the Company has determined that all other conditions to your receipt of Shares, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one Share in payment and settlement of each vested RSU. Delivery of the Shares shall be evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by you, or book-entry registration of such Shares with the Company’s transfer agent, and shall be in complete satisfaction and settlement of such vested RSUs. The Company will pay any original issue or transfer taxes with respect to the issue and transfer of Shares to you pursuant to this Agreement, and all fees and expenses incurred by it in connection therewith. If the RSUs that vest include a fractional RSU, the Company shall round the number of vested RSUs to the nearest whole RSU prior to issuance of Shares as provided herein.

7.             Dividends and Dividend Equivalents. The RSUs do not provide any dividends or dividend equivalents.

8.             Tax Consequences and Withholding.

(a)            No Shares will be delivered to you in settlement of vested RSUs unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the Shares (the “Withholding Taxes”). Specifically, pursuant to the cover page and this Section 8, you hereby agree to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) as your agent (the “Agent”) whereby the Agent is irrevocably authorized to sell a portion of the Shares to be issued on a Vesting Date necessary to satisfy the Withholding Taxes and whereby the FINRA Dealer will forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company. If, for any reason, such “same day sale” commitment pursuant to this Section 8 does not result in sufficient proceeds to satisfy the Withholding Taxes or would be prohibited by applicable law at the applicable time, you hereby authorize the Company to satisfy the obligations with regard to all Withholding Taxes by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon vesting of RSUs, provided you notify the Company in advance of the settlement date of your desire to pay Withholding Taxes in this manner.

(b)            By accepting this Award, you agree to the following “sell to cover” provisions:

(i)            You hereby authorize the Agent to:

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(A)            Sell on the open market at the then prevailing market price(s), on your behalf, as soon as practicable on or after each Vesting Date on which Shares are issued to you, only the number (rounded up to the next whole number) of the Shares issued on the Vesting Date sufficient to generate proceeds to cover (I) the Withholding Taxes resulting exclusively from the issuance of such Shares and (II) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(B)            Remit any remaining funds to you.

(ii)            You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 8.

(iii)            You understand that the Agent may effect sales as provided in this Section 8 in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Shares of Stock as provided by in this Section 8 due to (A) a legal or contractual restriction applicable to you or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the Stock may be traded. In the event of the Agent’s inability to sell Shares, you will continue to be responsible for the timely payment to the Company of all Withholding Taxes and any other federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section 8.

(iv)            You further acknowledge and agree as follows:

(A)            You represent that you have reviewed with your own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement and that you are relying solely on such advisors and not on any statements or representations of the Company, the FINRA Dealer or any of their respective agents.

(B)            The instruction to the Agent to sell in connection with this Section 8 is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and is to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act.

(C)            You are not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.

(D)            You hereby appoint the Company has your attorney-in-fact to instruct the Agent with respect to the number of Shares to be sold under the sell-to-cover contemplated in this Section 8.

9.             No Right to Continued Service. This Agreement does not give you a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate your Service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

10.           Governing Plan Document. The provisions of the Plan governing awards granted thereunder shall also apply to this Award, and this Agreement and the RSUs are subject to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of this Agreement will govern.

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11.           Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

12.           Severability. The provisions of this Agreement shall be severable and if any provision of this Agreement is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. You also agree that any trier of fact may modify any invalid, overbroad or unenforceable provision of this Agreement so that such provision, as modified, is valid and enforceable under applicable law.

13.           Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.           Section 409A of the Code. The award of RSUs as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to be exempt from Code Section 409A under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

15.           Compensation Recovery Policy. This Award, the RSUs, Shares issued in settlement under this Award, and any other compensation associated therewith is subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or any Committee thereof any time. This Agreement will be automatically amended by the Committee to comply with any such compensation recovery policy.

16.           Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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